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                                EXHIBIT 10.10


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                             CONSULTING AGREEMENT

        THIS AGREEMENT (the "Agreement") is made and entered into as of the 18th day of December, 1996, by and between MONGOOSE INVESTMENTS, L.L.C., a Georgia Limited Liability company (the "Consultant"), and UNITED PETROLEUM, INC., a Tennessee corporation having its principal place of business at 4867 N. Broadway, Knoxville, Tennessee 37918 (the "Corporation").

                            W I T N E S S E T H :

        WHEREAS, the Consultant has experience managing both private and public corporations, and is willing to assist the Corporation in its business, upon the terms and conditions set forth herein; and

        WHEREAS, the Corporation is a publicly traded company which trades on NASDAQ under the symbol UPET, and desires to engage Consultant.

        NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:

        1. Establishment of Relationship. The Corporation hereby engages Consultant to provide management consulting services as hereinafter set forth.

        2. Services. Consultant agrees to provide to Corporation the following services on an as-needed basis during the term hereof:

                (a) Management consulting;

                (b) Financial consultation and advice regarding the
                    Corporation's operations;

                (c) Corporate governance consulting;

                (d) Shareholder issues consulting;

                (e) Corporate marketing consulting;

                (f) Strategic planning.


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        The Corporation understands that Consultant is not being engaged on a full-time basis, and that Consultant may not be available at all times requested due to other business interests and commitments.


        3. Independent Contractor. It is hereby agreed by the parties hereto that Consultant is an independent contractor and shall not, in any manner whatsoever, be deemed an employee of the Corporation. It is also understood that no employee of Consultant shall be considered, directly or indirectly, an employee of the Corporation. The Consultant shall be responsible for the payment of any and all taxes in connection with any compensation paid to Consultant hereunder, and Corporation shall make no deductions or withholdings from said compensation. Consultant shall indemnify and hold harmless Corporation for any liability imposed upon Corporation for such taxes.

        4. Reimbursement for Expenses. The Corporation agrees to reimburse Consultant for reasonable out-of-pocket expenses incurred by Consultant in connection herewith. Any expenses in excess of six Thousand Dollars ($6,000.00) per month must be pre-approved by the Corporation.

        5. Compensation. The Corporation shall pay to Consultant the total sum of One Hundred Twenty Five Dollars ($125.00) per hour as compensation for the services to be provided hereunder, with any time less than an hour being rounded up to an hour. In addition, the minimum payment for each month during the term hereof shall be Ten Thousand Dollars ($10,000.00), regardless of whether the actual hours worked multiplied by the hourly rate set forth above would be less than Ten Thousand Dollars ($10,000.00). Said compensation shall be paid One-Half (1/2) in cash and One-Half (1/2) in shares of the Corporation's registered (S-8) common stock, at an agreed valuation of One Dollar ($1.00) per share. All compensation hereunder shall be due upon the Corporation's receipt of an invoice from the Consultant, and the Corporation shall have a period of Five (5) days from the receipt of the invoice to issue a stock certificate to the Consultant or his designee. The Consultant shall have the right to have the stock issued in any name it desires, or in a trust, and the Consultant shall notify the Corporation each month if it desires the shares to be issued that month in any name other than the Consultant's name. The Consultant shall also have the right to transfer his options to a third party. The first and last months minimum payments in the amount of Twenty Thousand Dollars ($20,000.00), payable in the form of Ten Thousand Dollars ($10,000.00) cash and Ten Thousand (10,000) shares of stock in the Corporation, shall be due upon the execution hereof. Payments shall be made each month subsequent to the execution date hereof, commencing one
(1) month hereafter.

        6. Stock Options. In addition to the compensation provided in Section 5 hereof, consultant shall have options to acquire Five Hundred Thousand (500,000) shares of registered (S-8) common stock of the Corporation. Said options shall be exercisable at an option price of One Dollar ($1.00) per share, and shall be exercisable as follows: One Hundred Thousand (100,000) shares may be purchased at any time

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subsequent to the date hereof; One Hundred Thousand (100,000) shares may be purchased at any time subsequent to the time the stock trading price reaches Two Dollars ($2.00) per share; One Hundred Thousand (100,000) may be purchased at any time subsequent to the time the stock trading price reaches Three

Dollars ($3.00) per share; One Hundred Thousand (100,000) may be purchased at any time subsequent to the time the stock trading price reaches Four Dollars ($4.00) per share; One Hundred Thousand (100,000) may be purchased at any time subsequent to the time the stock trading price reaches Five Dollars ($5.00) per share. Said options shall expire if not exercised prior to December 31, 1999.

        7. Term. The term of this Agreement shall be for a period of One (1) year, commencing on the date hereof. This Agreement may be terminated upon Ninety (90) days advance written notice, and any compensation owed shall be paid within Ten (10) days of the termination date. In the event of early termination or the expiration of the term hereof, the stock options granted in Section 6 hereof will remain in full force and may be exercised by the Consultant at any time up to the December 31, 1999 expiration date thereof.

        8. Indemnification. The Corporation shall indemnify, defend and hold harmless the Consultant from any claims, judgments or actions arising out of the services to be provided by the Consultant hereunder.

        9. Remedies Cumulative: No waiver. The several rights and remedies provided for in this Agreement shall be construed as being cumulative, and no one of them shall be deemed to be exclusive of the others or of any right or remedy allowed by law. No waiver by Corporation or Consultant of any failure by Consultant or Corporation respectively, to keep or perform any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision.

        10. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable by reason of any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in effect. No provision of this Agreement shall be deemed dependent upon any other provision so expressed herein.

        11. Headings for Convenience Only. The paragraph headings used in this Agreement are for reference and convenience only and shall not in any way limit or amplify the terms and provisions hereof, nor enter into the interpretation of this Agreement.

        12. Entire Agreement. This Agreement contains the entire agreement between the parties hereto, and no promise or agreement, oral or written, which is not incorporated herein shall be of any force and effect.

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        13. Confidentiality. The parties agree that the existence and terms of this agreement shall be kept confidential and shall not be disclosed to any third party without the written consent of the other party, unless such disclosure is required by valid court order.

        IN WITNESS WHEREOF, the Corporation and Consultant have caused this Agreement to be signed as of the day and year first above written.


                                        "CORPORATION"

                                        UNITED PETROLEUM, INC.

                                        By: /s/ Michael F. Thomas
                                            ---------------------------
                                               MIKE THOMAS, President

                                        [Corporate Seal]

                                        "CONSULTANT"

                                        MONGOOSE INVESTMENTS, LLC

                                        BY: /s/ Richard P. Smyth
                                            ______________________________
                                               RICHARD P. SMYTH, Manager

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